Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement No. 333-190251, as amended, on Form N-1A of our report dated January 29, 2014 relating to the financial statements of BlackRock CoRI 2015 Fund, BlackRock CoRI 2017 Fund, BlackRock CoRI 2019 Fund, BlackRock CoRI 2021 Fund, and BlackRock CoRI 2023 Fund (collectively, the “Funds”), each a series of BlackRock CoRI Funds (the “Trust”), appearing in the Statement of Additional Information, and to references to us under the heading "Independent Registered Public Accounting Firm" in the Prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 29, 2014